Exhibit 10.17

ELEVENTH AMENDMENT

This ELEVENTH AMENDMENT, dated as of April 30, 2010 (this “Agreement”), to the Debtor-in-Possession Credit Agreement, dated as of October 27, 2009 (as amended prior to the date hereof, the “Credit Agreement”), by and among FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (as hereinafter defined) (“FairPoint”), FAIRPOINT LOGISTICS, INC., a South Dakota corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Logistics”; Logistics, together with FairPoint, each a “Borrower” and, collectively, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

WHEREAS, the Borrowers have requested that the Administrative Agent and the Required Lenders amend certain provisions of the Credit Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.       Amendments.  Subject to all of the terms and conditions set forth herein,

1.1   Section 5.08 of the Credit Agreement is hereby amended by amending and restating the proviso at the end thereof in its entirety to read as follows:

“; provided, however, the foregoing representation and warranty is qualified to give effect to FairPoint’s disclosure set forth in its (w) Form 8-K filed with the Securities and Exchange Commission on February 23, 2010, (x) Amendment No. 2 on Form 10-Q/A for the quarterly period ended March 31, 2009 filed with the Securities and Exchange Commission on April 30, 2010, (y) Amendment No. 1 on Form 10-Q/A for the quarterly period ended June 30, 2009 filed with the Securities and Exchange Commission on April 30, 2010 and (z) Amendment No. 1 on Form 10-Q/A for the quarterly period ended September 30, 2009 filed with the Securities and Exchange Commission on April 30, 2010.”

1.2   Section 5.09(a) of the Credit Agreement is hereby amended by amending and restating the proviso at the end thereof to read as follows:

“; provided, however, the foregoing representation and warranty is qualified to give effect to FairPoint’s disclosure set forth in its (w) Form 8-K filed with the Securities and Exchange Commission on February 23, 2010, (x) Amendment No. 2 on Form 10-Q/A for the quarterly period ended March 31, 2009 filed with the Securities and Exchange Commission on April 30, 2010, (y) Amendment No. 1 on Form 10-Q/A for the quarterly period ended June 30, 2009 filed with the Securities and Exchange Commission on April 30, 2010 and (z) Amendment No.

1 on Form 10-Q/A for the quarterly period ended September 30, 2009 filed with the Securities and Exchange Commission on April 30, 2010.”

1.3   Section 6.01(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b)  Quarterly Financial Statements.  As soon as available and in any event within 40 days after the close of every quarterly accounting period in each fiscal year of FairPoint (provided that such 40 day period shall be extended to 45 days if FairPoint is not subject to the SEC’s large accelerated filer filing requirements and such 40 or 45 day period, as applicable, shall be extended an additional 5 days if FairPoint has filed a Form 12b-25 with the SEC extending the date of the filing of the Quarterly Report on Form 10-Q due on such 40th or 45th day, as applicable; provided, further, that (x) with respect to the quarterly accounting period ended December 31, 2009, such period shall be extended to March 30, 2010 and (y) with respect to the quarterly accounting period ended March 31, 2010, such period shall be extended to June 15, 2010), (i) the consolidated balance sheet of FairPoint and its Subsidiaries, as at the end of such quarterly period, and the related consolidated statements of operations and of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period and (ii) consolidated balance sheets of each Intermediary Holding Company and its Subsidiaries, as at the end of such quarterly period, and the related consolidated statements of operations and of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the case of each of clauses (i) and (ii), setting forth comparative consolidated figures for the related periods in the prior fiscal year, all of which shall be in reasonable detail and certified by the chief financial officer or controller of FairPoint, subject to changes resulting from audit and normal year-end audit adjustments.”

1.4   Section 6.01(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(c)         Monthly Financial Statements.  As soon as available and in any event within 30 days after the close of each fiscal month (provided that (i) such 30 day period shall be extended to 45 days in the case of the fiscal month ending on the last day of a fiscal year of FairPoint (other than with respect to the fiscal month ended December 31, 2009, which 45 day period shall be extended to March 30, 2010), (ii) with respect to the fiscal month ended January 31, 2010, such 30 day period shall be extended to March 30, 2010, (iii) with respect to the fiscal month ended February 28, 2010, such 30 day period shall be extended to April 15, 2010, (iv) with respect to the fiscal month ended March 31, 2010, such 30 day period shall be extended to May 15, 2010 and (v) with respect to the fiscal month ended April 30, 2010, such 30 day period shall be extended to June 15, 2010), commencing with the first fiscal month ending after the Closing Date, the consolidated balance sheet of FairPoint and its Subsidiaries, as at the end of such monthly period and the related consolidated statements of operations and of cash flows for such monthly period and for the elapsed portion of the fiscal year ended with the last day of such monthly period, in each case setting forth comparative consolidated figures for the related periods in the prior fiscal year, all of which shall be in reasonable detail and certified by the chief financial officer or controller of FairPoint, subject to normal year-end audit adjustments.”

1.5   Section 6.15 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“6.15       Conference Calls.  The Borrowers shall conduct a conference call on the second Tuesday of every month or as soon as practicable thereafter (commencing with the first such Tuesday following the Petition Date; provided, that (i) with respect to the call for May 2010, such call shall occur by no later than May 25, 2010 and (ii) with respect to the call for June 2010, such call shall occur by no later than June 22, 2010) with the Administrative Agent, the Lenders, the Financial Advisor and the “Consenting Lenders” party to the Plan Support Agreement, for the purpose of discussing, inter alia, the most recently delivered financial statements, the Debtors’ financial performance, operations, current trends and other material events.”

SECTION 2.       Conditions Precedent.  This Agreement shall become effective on the date (the “Effective Date”) upon which (i) the Bankruptcy Court has entered the Final Order in form and substance satisfactory to the Administrative Agent and (ii) the Administrative Agent has received executed counterparts of this Agreement duly executed by the Credit Parties, the Administrative Agent and the Required Lenders.

SECTION 3.       Representations and Warranties.  After giving effect to this Agreement, the Credit Parties, jointly and severally, reaffirm and restate the representations and warranties set forth in the Credit Agreement and in the other Credit Documents (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and all such representations and warranties shall be true and correct on the date hereof with the same force and effect as if made on such date.  Each of the Credit Parties represents and warrants (which representations and warranties shall survive the execution and delivery hereof) to the Administrative Agent and the Lenders that:

(a)           it has the company power and authority to execute, deliver and carry out the terms and provisions of this Agreement and the transactions contemplated hereby and has taken or caused to be taken all necessary action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(b)           no consent of any Person (including, without limitation, any of its equity holders or creditors), and no action of, or filing with, any governmental or public body or authority is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of this Agreement;

(c)           this Agreement has been duly executed and delivered on its behalf by a duly authorized officer, and constitutes its legal, valid and binding obligation enforceable in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and the exercise of judicial discretion in accordance with general principles of equity;

(d)           no Default or Event of Default shall have occurred and be continuing; and

(e)           the execution, delivery and performance of this Agreement will not violate any law, statute or regulation, or any order or decree of any court or governmental instrumentality, or conflict with, or result in the breach of, or constitute a default under, any contractual obligation of any Credit Party or any of its Subsidiaries.

SECTION 4.       Affirmation of Credit Parties.  Each Credit Party hereby approves and consents to this Agreement and the transactions contemplated by this Agreement, and affirms its obligations under the Credit Documents to which it is a party.  Each Subsidiary Guarantor agrees and affirms that its guarantee of the Obligations continues to be in full force and effect and is hereby ratified and confirmed in all respects and shall apply to (i) the Credit Agreement and (ii) all of the other Credit Documents, as such are amended, restated, supplemented or otherwise modified from time to time in accordance with their terms.

SECTION 5.       Ratification.

(a)           Except as herein agreed, the Credit Agreement and the other Credit Documents remain in full force and effect and are hereby ratified and affirmed by the Credit Parties.  Each of the Credit Parties hereby (i) confirms and agrees that the Borrowers are truly and justly indebted to the Administrative Agent and the Lenders in the aggregate amount of the Obligations without defense, counterclaim or offset of any kind whatsoever, and (ii) reaffirms and admits the validity and enforceability of the Credit Agreement and the other Credit Documents.

(b)           This Agreement shall be limited precisely as written and, except as expressly provided herein, shall not be deemed (i) to be a consent granted pursuant to, or a waiver, modification or forbearance of, any term or condition of the Credit Agreement or any of the instruments or agreements referred to therein or a waiver of any Default or Event of Default under the Credit Agreement, whether or not known to the Administrative Agent or any of the Lenders, or (ii) to prejudice any right or remedy which the Administrative Agent or any of the Lenders may now have or have in the future against any Person under or in connection with the Credit Agreement, any of the instruments or agreements referred to therein or any of the transactions contemplated thereby.

SECTION 6.       Waivers; Amendments.  Neither this Agreement, nor any provision hereof, may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Required Lenders.

SECTION 7.       References.  All references to the “Credit Agreement”, “thereunder”, “thereof” or words of like import in the Credit Agreement or any other Credit Document and the other documents and instruments delivered pursuant to or in connection therewith shall mean and be a reference to the Credit Agreement as modified hereby and as each may in the future be amended, restated, supplemented or modified from time to time.

SECTION 8.       Counterparts.  This Agreement may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page by telecopier shall be effective as delivery of a manually executed counterpart.

SECTION 9.       Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 10.     Severability.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

SECTION 11.     Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

SECTION 12.     Miscellaneous.

(a)   The parties hereto shall, at any time from time to time following the execution of this Agreement, execute and deliver all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to carry out the provisions of this Agreement.

(b)   The Credit Parties acknowledge and agree that this Agreement constitutes a Credit Document and that the failure of any of the Credit Parties to comply with the provisions of this Agreement shall constitute an Event of Default.

SECTION 13.     Headings.  Section headings in this Agreement are included for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

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[Signature Pages Omitted]